Exhibit 99.1
FOR IMMEDIATE RELEASE
Agilysys Announces Special Meeting of Shareholders to Vote on
Proposed Control Share Acquisition by MAK Capital, Its Largest Shareholder, to Increase Ownership
Above 20% of Outstanding Shares
CLEVELAND — November 20, 2009 — Agilysys, Inc. (Nasdaq: AGYS), a leading provider of innovative IT solutions, announced today it will hold a special meeting of shareholders on January 5, 2010 for the purpose of considering and voting on whether to authorize MAK Capital, its largest shareholder, to increase its ownership above 20% but not to exceed one-third, of the company’s outstanding shares. The Acquiring Person Statement indicates that MAK Capital does not intend, either alone or in concert with any other person, to exercise control of the Company. The Agilysys Board of Directors has determined that it will make no recommendation either in favor of or against the proposed control share acquisition.
The special meeting of shareholders will be held at 8:30 a.m. EST on January 5, 2010 at 28925 Fountain Parkway, Solon, OH 44139. A record date of November 24, 2009 has been set and will be included in the preliminary proxy statement, which is expected to be filed with the Securities and Exchange Commission as soon as practicable.
As announced earlier today, Agilysys received, under Section 1701.831 of the Ohio Revised Code, Ohio’s “control share acquisition statute,” an Acquiring Person Statement from MAK Capital Fund, LP and Paloma International L.P., notifying the company of their intent to increase their direct or indirect ownership of Agilysys’ common shares above 20%, but not to exceed one-third.
MAK Capital One LLC is the investment manager of both MAK Capital Fund and Paloma International L.P., and is a private investment fund and the largest current shareholder of Agilysys. It currently owns 19.18% of the issued and outstanding shares of Agilysys common stock. R. Andrew Cueva, managing director of MAK Capital, has served on the Agilysys Board of Directors since June 2008.
Approval of the proposed control share acquisition requires both the affirmative vote of the holders of a majority of shares entitled to vote at the special meeting, and the affirmative vote of a majority of shares that are not “Interested Shares” as defined under Ohio law. “Interested Shares” include shares controlled by MAK Capital, shares owned by officers of Agilysys elected or appointed by the Board of Directors, and shares acquired during the period from November 20, 2009 to the record date.
After careful consideration, including a thorough review of the Ohio Control Share Acquisition Statute with Agilysys’ independent financial and legal advisors and consultation with the company’s management, and consistent with the recommendation of the Board’s Nominating and Governance Committee, the Board of Directors has determined, as permitted under Ohio law, that it will take no position and make no recommendation either in favor of or against the proposed control share acquisition. Accordingly, the Board urges shareholders to carefully review the company’s proxy materials that will be distributed in connection with the special meeting for a detailed explanation of the potential advantages and disadvantages of the proposed control share acquisition.

In connection with the proposed control share acquisition, Agilysys intends to file a proxy statement. SHAREHOLDERS SHOULD READ THE PROXY STATEMENT OF AGILYSYS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED CONTROL SHARE ACQUISITION. The final proxy statement will be mailed to shareholders. Shareholders will also be able to obtain a copy of the proxy statement free of charge from the SEC’s website located at www.sec.gov, the company’s website located at www.agilysys.com, or from Georgeson Inc., the company’s proxy solicitor, by calling (800) 336-5134.
Agilysys, its directors and certain executive officers and other members of management are deemed to be participants in the solicitation of proxies with respect to the proposed control share acquisition. Information concerning Agilysys’ directors and executive officers is available in the Form 10-K filed with the SEC on June 9, 2009 and in the proxy statement filed with the SEC on June 24, 2009. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement filed in connection with the proposed control share acquisition and other relevant materials filed with the SEC. Investors should read the proxy statement carefully before making any voting or investment decisions.
About Agilysys, Inc.
Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The company uses technology — including hardware, software and services — to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Cleveland, Agilysys operates extensively throughout North America, with additional sales offices in the United Kingdom and Asia. For more information, visit www.agilysys.com.
Investor Contact:
Curtis Stout
Vice President and Treasurer
Agilysys, Inc.
440-519-8635
curtis.stout@agilysys.com

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